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                    April 12, 2022

       Anthony M. D'Iorio
       Secretary
       Crane Co /DE/
       100 First Stamford Place
       Stamford, CT 06902

                                                        Re: Crane Co /DE/
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-01657

       Dear Mr. D'Iorio:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Ann Beth Stebbins